Exhibit 10.4

                       RAW MATERIAL REQUIREMENTS AGREEMENT

         THIS AGREEMENT made as of June 1st, 2003, between C-E Minerals Inc., a corporation organized and existing under the laws of the state of Delaware and having an office at 901 East Eighth Avenue, King of Prussia, Pennsylvania 19406 (hereinafter "C-E"), and CARBO Ceramics Inc., a corporation organized and existing under the laws of the state of Delaware and having an office at 6565 MacArthur Blvd., Suite 1050, Irving, Texas 75039-2461 (hereinafter "CARBO").

                              W I T N E S S E T H:

         CARBO desires to purchase a supply of kaolin, a naturally occurring mineral more particularly described (and meeting the specifications set forth) in Appendix A hereto (the "Product", also sometimes called "clay" or "ore"), for use in the manufacture of ceramic proppants.

         C-E is able and desires to supply CARBO with such Product on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1.       TERM

         The term of this Agreement shall be seven (7) years commencing January 1, 2004 and ending December 31, 2010.

2.       QUANTITY

         A. During the term of this Agreement, C-E shall make available for sale to CARBO each year and CARBO shall have the right to purchase from C-E each year up to 200,000 net tons of the Product.

         B. In each year during the term of this Agreement, subject to Paragraph 2.A hereof, CARBO shall be obligated to purchase from C-E, as a minimum, seventy percent (70%) of its actual annual requirements of the Product during such year for its operations in Eufaula, Alabama.

         C. CARBO may specify that up to 25% of the Product provided pursuant to this Agreement come from the Andersonville local low Alumina ores (approximately * Alumina). For the quantity of ores provided from Andersonville from time to time C-E shall provide sufficient quantities of ores from other locations to enable CARBO to blend the ores to achieve the specifications set out on Appendix A. Notwithstanding the aforementioned ore source specifications, the ores delivered to

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* Confidential Information in this Exhibit 10.4 has been omitted and filed separately with the Securities and Exchange Commission.

                  the CARBO Eufaula Plant will meet the product specifications (See Appendix A) on average for each 1,000 Tons delivered.

3.       DELIVERY

         A. CARBO shall advise C-E on or before October 1 of each year, beginning October 1, 2003, of the tonnage of the Product it projects to purchase during the next calendar year for use at its Eufaula Plant. Such projections shall be estimates only and CARBO shall not be committed to accept deliveries of such amounts. CARBO shall use reasonable business efforts to advise C-E promptly in the event of any change in its annual purchase projections for any year.

         B. C-E and CARBO shall communicate regularly, and C-E shall use its best efforts to ensure the availability of Product for sale hereunder on an "as needed" basis. CARBO shall use its best efforts (to extent feasible) to space evenly its actual purchase orders for Product, and C-E shall (subject to paragraph 2.A hereof) be obligated to fill such orders. Each such purchase order shall be subject to all of the terms and conditions of this Agreement.

         C. Delivery of the Product as supplied from Eufaula local C-E Mines shall be F.O.B. open truck, C-E's mine stockpile in Barbour and/or Henry Counties, Alabama ("C-E's Mines"), or other deposits mutually agreed upon. CARBO shall be responsible for the scheduling of and payment for transport of Product from C-E's Local Mines (or such other deposits mutually agreed upon). Product as supplied from C-E Andersonville deposits shall be delivered, at C-E's expense, by C-E arranged trucks to CARBO's Eufaula Plant ore storage location.

         D. Risk of loss and title for local C-E clays pass to CARBO upon delivery to CARBO's designated carrier at C-E's mine, or other deposits mutually agreed upon. Risk of loss and title for C-E Andersonville clays pass to CARBO upon delivery and unload at CARBO's Eufaula Plant ore storage.

         E. CE agrees to continue the practice of stockpiling a "wet weather" reserve for CARBO under the terms and at the location described in Appendix C.

4.       PRICE

         A. The price for the Product purchased from C-E shall be: $ * per net ton delivered to CARBO from C-E Andersonville deposits and $ * per net ton F.O.B. C-E local Eufaula mines or other local deposits as agreed upon.

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* Confidential Information in this Exhibit 10.4 has been omitted and filed separately with the Securities and Exchange Commission.

         B. The prices shall be adjusted on January 1 of each year, beginning January 1, 2005, using the previous September's Producer Price Index ("PPI") for kaolin and ball clay, published by the US Department of Labor, Bureau of Labor Statistics. (An example of the calculation intended to be performed by the parties is set forth in Appendix B hereto.) If, during the term of this Agreement, the PPI should increase or decrease by an amount in excess of 8% in any calendar year, the parties shall meet to negotiate an equitable price adjustment for each subsequent year during such term. In the event the parties cannot agree on a price adjustment within thirty (30) days after the applicable PPI change, either party may terminate this Agreement by written notice to the other.

                  If the PPI is discontinued and substantially the same basic data is used to compile a similar index, such similar index shall be used. If the PPI is discontinued and no such similar index shall be compiled, the parties shall negotiate in good faith in order to agree upon another substitute index. If such negotiations do not result in timely agreement as to a substitute index either party may terminate this Agreement by written notice to the other.

5.       NON-COMPETE

         Without intending to limit the legal rights of either party, CARBO and C-E agree as follows: that CARBO will not enter into direct competition with C-E in the manufacture of calcined clay for general sale to refractory or other related industry, and that C-E will not enter into competition with CARBO in the manufacture or sale of ceramic proppants. This agreement will endure for 3 years after the expiration of this contract.

6.       PAYMENT

         Payment for conforming Product sold and delivered hereunder shall be net thirty (30) days from date of invoice. Invoices shall be sent on a monthly basis. Invoices shall include a copy of the weight-ticket covering the Product being invoiced.

7.       ASCERTAINMENT OF WEIGHT

         The weight of the Product delivered shall be determined by weighing on state-certified scales acceptable to both parties. C-E and CARBO shall maintain all required certification documentation on file at all times at the site of such scales.

8.       WARRANTY

         C-E warrants that the Product when delivered will conform to the specifications contained in Appendix A hereto for every 1,000 tons of Product so delivered. C-E warrants that the Product delivered hereunder shall be free of contaminants and other foreign substances rendering the Product unsuitable for the economic use of Owner.

9.       INDEMNIFICATION

         To the fullest extent permitted by law, C-E shall indemnify and hold harmless CARBO, and agents and employees of CARBO from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of this Agreement, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Product itself) including loss of use resulting therefrom, but only to the extent caused in whole or in part by negligent acts or omissions or breach of this Agreement by C-E or anyone directly or indirectly employed by C-E or anyone for whose acts C-E may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by the negligence of a party indemnified hereunder.

10.      INSURANCE

         C-E shall purchase from and maintain in a company or companies lawfully authorized to do business in the State of Alabama such insurance as will protect C-E and CARBO from which may arise out of or result from C-E's operations under this Agreement and for which C-E may be legally liable, whether such operations be by C-E or by a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

         C-E shall maintain worker's compensation in at least the minimum amount stipulated under the Alabama's worker's compensation statutes, including Employers Liability. Such insurance policy shall include a waiver of subrogation of the insurers thereunder against CARBO and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment of otherwise, in respect of any liability of any person or entity insured under any such policy.

11.      NOTICE

         All notices under this Contract required or permitted to be given by CARBO to C-E and all payments to be made by CARBO to C-E hereunder shall be delivered personally to C-E or sent to C-E at the address set out at the beginning of this Agreement, or at such other address as C-E may hereafter furnish in the manner provided herein to CARBO.

         All notices herein required or permitted to be given by C-E to CARBO shall be sent by registered or certified United States mail, return receipt requested, addressed to CARBO at CARBO Ceramics Inc., Attn. Paul G. Vitek, 6565 MacArthur Boulevard, Suite 1050, Irving, TX 75039, or at such other address as CARBO may hereafter furnish in the manner provided herein to C-E.

12.      FORCE MAJEURE

         A. The term "Force Majeure" as used herein shall mean acts of God, natural calamities, acts of the public enemy, blockades, insurrections, strikes, slowdowns or differences with workmen, riots, wars, disorders, civil disturbances, fires, explosions, storms, floods, landslides, washouts, labor or material shortages, boycotts, breakdowns or damage to plants, equipment or facilities, interruptions to transport, embargoes, acts of military authorities, acts of local or federal governmental agencies or regulatory bodies, court actions, arrests and constraints and, without limitation by enumeration, any other cause or causes not reasonably within the control and without the fault or negligence of the party affected which wholly or partly prevents the mining, processing, loading or transportation of Product by C-E or the receiving, transporting, accepting or using of Product by CARBO.

         B. If because of Force Majeure, either party hereto is unable to carry out its obligations under this Agreement and if such party shall promptly give to the other notice by telex or telephone of such Force Majeure, including a complete description thereof, then the obligation of the party giving such notice shall be suspended to the extent made necessary by Force Majeure and during its continuance; provided, however, that the party giving such notice shall use its best efforts to eliminate such Force Majeure insofar as possible with a minimum of delay. No event of Force Majeure shall relieve CARBO of its obligation to make payments due for Product delivered by C-E under this Agreement. Deficiencies in deliveries or acceptance of Product caused by an event of Force Majeure shall only be made up by mutual consent.

13.      ENTIRE AGREEMENT

         This written instrument contains the entire agreement between the parties hereto concerning the subject matter hereof, and there are no other understandings or agreements between said parties or either of them in respect hereto. No change, addition to or waiver of the terms and provision hereof shall be binding upon either party unless approved in writing by an authorized representative of such party, and no modifications shall be effected by the acknowledgment or acceptance of forms containing other or different terms and conditions. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

14.      ASSIGNMENT

         This Agreement shall be binding on the legal successors of the parties hereto, but shall not otherwise be assignable by either party without the written consent of the other.

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

15.      APPLICABLE LAW

         This Agreement and the language used herein shall be construed and enforced in accordance with the laws of the State of Alabama.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                              C-E MINERALS INC.

                                              By     /s/ Michael K. Pierce
                                                     ---------------------------

                                              Name:  Michael K. Pierce

                                              Title: Vice President of Sales

                                              CARBO CERAMICS INC.

                                              By     /s/ Mark L. Edmunds
                                                     ---------------------------

                                              Name:  Mark Edmunds

                                              Title: Vice President, Operations

                                      -6-
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                                   APPENDIX A

                            SPECIFICATIONS FOR KAOLIN

                  QUALITY SPECIFICATIONS (on a calcined basis)

                        (Average Over 1,000 T Delivered)

Al(2)O(3) Content

            Weekly Average                              *%

            Minimum Individual Sample                   *%

            Maximum Individual Sample                   *%

Fe(2)O(3) Content

            Maximum                                     *%

            Typical                                     *%

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* Confidential Information in this Exhibit 10.4 has been omitted and filed separately with the Securities and Exchange Commission.

                                      A-2
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                                   APPENDIX B

1. Annual Adjustment of Base Price Per Ton (example):

         Base Price Per Ton                                            $ *

         Average Monthly PPI for Kaolin and Ball Clay for 2003          133.4

         Average Monthly PPI for Kaolin and Ball Clay for 2004          130.3

         Percentage Change                                              (2.32%)

         Revised Base Price Per Ton                                    $ *

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* Confidential Information in this Exhibit 10.4 has been omitted and filed separately with the Securities and Exchange Commission.

                                   APPENDIX C

Replacing the side agreement between Robin Dozier of CE Minerals and Tom Palamara of CARBO Ceramics Inc.:

OBJECTIVE

To provide ore availability to CARBO Ceramics Inc. during periods of wet weather (which can prevent hauling from the mine sites). CE Minerals will store a mutually agreed upon tonnage of appropriate alumina content raw materials for CARBO Ceramics Inc. at the former A.P. Green plant site.

PRICE

CE Minerals will invoice CARBO Ceramics Inc. for half of the contract price of the ores when stockpiled, the remaining half of the contract price is to be invoice upon delivery; plus shipping and handling cost incurred by CE Minerals for the following:

         1. Loading of ores at the various stockpile locations. ($ * per ton)

         2. Trucking of ores from the various stockpile locations to the former A.P. Green plant site. Rates are as follows:

DISTANCE (MILES)                                   RATE ($) PER TON
        1                                                  *
        2                                                  *
        3                                                  *
        4                                                  *
        5                                                  *
        6                                                  *
        7                                                  *
        8                                                  *
        9                                                  *
       10                                                  *

         Mileage will be rounded to the nearest mile and rates interpolated where required.

         3. Weighing of the trucks on certified scales at the former A.P. Green plant site and pushing up the piles. ($* per ton)

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* Confidential Information in this Exhibit 10.4 has been omitted and filed separately with the Securities and Exchange Commission.

                                      A-3